UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED

OPPENHEIMER HOLDINGS INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	98-0080034
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
85 Broad Street
New York, New York 10004
(Address, including zip code, of principal executive offices)

OPPENHEIMER HOLDINGS INC. 2014 INCENTIVE PLAN
(Full title of the plan)

Dennis P. McNamara
Oppenheimer Holdings Inc.
85 Broad Street
New York, NY 10004
(212) 668-8000
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer", "accelerated filer", "smaller reporting company", and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(Do not check is a smaller reporting company)	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Tittle of Securities to be Registered (¹)	Amount to be registered	Proposed maximum offering price per share (¹)	Proposed maximum aggregate offering price (¹)	Amount of registration fee (¹)
Class A non-voting common stock	1,250,000	$19.62	$24,525,000	$3,183.35

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and (h) of the Securities Act of 1933 on the basis of the average of the high ($20.00) and low ($19.23) prices of the Class A non-voting common stock on May 8, 2020 on The New York Stock Exchange.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), the documents containing the information specified in Items 1 and 2 of Part I of Form S-8 will be delivered to the recipients of the Oppenheimer Holdings Inc. 2014 Incentive Plan. Pursuant to Rule 428 under the Securities Act, these documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus meeting the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “SEC”) are incorporated by reference in this Registration Statement:

(1)	The Annual Report on Form 10-K of Oppenheimer Holdings Inc. for the fiscal year ended December 31, 2019;

(2)	The Quarterly Report on Form 10-Q of Oppenheimer Holdings Inc. for the fiscal quarter ended March 31, 2020;

(3)	The Current Reports on Form 8-K of Oppenheimer Holdings Inc. filed with the SEC on January 31, 2020, February 3, 2020, May 1, 2020 and May 4, 2020; and

(4)
The description of the Class A non-voting common stock of Oppenheimer Holdings Inc. contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, and any amendments thereto or other reports that are filed for the purpose of updating such description.

In addition to the foregoing, all documents filed by Oppenheimer Holdings Inc. subsequent to the date of this Registration Statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated, or deemed to be incorporated herein, by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.        Description of Securities.

Not applicable.

Item 5.        Interests of Named Experts and Counsel.

The validity of the Class A non-voting common stock issuable pursuant to the Oppenheimer Holdings Inc. 2014 Incentive Plan has been opined upon by Schnader Harrison Segal & Lewis LLP.

Item 6.        Indemnification of Directors and Officers.

Oppenheimer Holdings Inc. is obligated by its bylaws to indemnify its directors and officers and the directors and officers of its subsidiaries. Oppenheimer Holdings Inc. has entered into indemnity agreements with each of its directors as well as certain officers providing for such indemnities. In addition, Oppenheimer Holdings Inc. carries liability insurance for its directors and officers and the directors and officers of its subsidiaries.

Item 7.        Exemption from Registration Claimed.

Not applicable.

Item 8.        Exhibits.

All exhibits are filed herewith unless otherwise indicated. For a list of the exhibits required by this item, see the Index to Exhibits immediately following the signature pages.

Item 9.        Undertakings.
The registrant hereby undertakes:
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
To include any prospectus required by Section 10(a)(3) of the Securities Act;
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement; and
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to any arrangement, provision or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that any claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 12th day of May, 2020.

OPPENHEIMER HOLDINGS INC.
(Registrant)

By: /s/ A.G. Lowenthal --------------------------------- A.G. Lowenthal Chairman and Chief Executive Officer, (On behalf of the Registrant)

INDEX TO EXHIBITS

Exhibits designated by an asterisk have been heretofore filed by the Company pursuant to Section 13 or 15(d) of the Exchange Act and are hereby incorporated herein by reference to the pertinent prior filing.

Exhibit No.	Description of Exhibit	Sequentially Numbered Page

4(a)	Articles of Incorporation of Oppenheimer Holdings Inc. (previously filed as an exhibit to Form 10-Q for the quarterly period ended June 30, 2009).	*
4(b)	By-Laws (previously filed as an exhibit to Form 10-Q for the quarterly period ended June 30, 2009).	*
5	Opinion of Schnader Harrison Segal & Lewis LLP regarding the legality of the issuance of the Class A non-voting common stock being registered.
10 (c )	Oppenheimer Holdings Inc. 2014 Incentive Plan (previously filed as an exhibit to Form 10-K for the fiscal year ended December 31, 2013).	*
23(a)(1)	Consent of Deloitte & Touche LLP
23(b)	Consent of Schnader Harrison Segal & Lewis LLP (included in Exhibit 5).
24	Power of Attorney (included on the signature pages of this registration statement).

* Previously filed.

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